Exhibit 5.1

[Letterhead of Paul A. Koches]

October 12, 2004

Ocwen Financial Corporation

1675 Palm Beach Lakes Blvd.

West Palm Beach, FL 33401

Re:	Ocwen Financial Corporation 3.25% Contingent Convertible Senior Unsecured Notes due 2024

Ladies and Gentlemen:

I am the General Counsel of Ocwen Financial Corporation, a Florida corporation (the “Company”). I refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) $175,000,000 aggregate principal amount of the Company’s 3.25% Contingent Convertible Senior Unsecured Notes due 2024 (the “Notes”) and (ii) shares of the Company’s common stock, par value $0.01 per share (the “Conversion Shares”), issuable upon conversion of the Notes.

The Notes were issued pursuant to an Indenture, dated as of July 28, 2004 (the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee. The Notes were issued and sold on July 28, 2004 to Jefferies & Company, Inc., as the initial purchaser (the “Initial Purchaser”), without registration under the Securities Act, and were offered and sold by the Initial Purchaser to qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the offer and sale of the Notes, the Company entered into a Registration Rights Agreement, dated July 28, 2004 (the “Registration Rights Agreement”), with the Initial Purchaser, providing for the registration of the Notes and Conversion Shares. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

In rendering the opinions expressed below, I have examined and relied upon copies of the Registration Statement and the exhibits filed therewith, the Notes and the Indenture. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity to the originals of all documents submitted to me as copies.

Ocwen Financial Corporation

October 12, 2004

Based on the foregoing, I am of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Florida.

2. The Notes have been duly authorized and legally issued.

3. The Conversion Shares have been duly authorized and will be legally issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and (ii) certificates representing the Conversion Shares shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto upon conversion of the Notes in accordance with the terms of the Notes and the Indenture.

I note that a letter of Sidley Austin Brown & Wood LLP, counsel to the Company, delivered to you concurrently herewith, addresses the enforceability of the Notes.

This letter is limited to the laws of the State of Florida and the federal laws of the United States of America.

I hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to me under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

/s/    Paul A. Koches